Amendment # 3 to Manufacturing Agreement

Between: iRobot Corporation and Kin Yat Industrial Co. Ltd

PARTIES

(1)	iRobot Corporation, a Delaware corporation with its principal place of business at 8 Crosby Drive, Bedford, Massachusetts, 01730, USA (“Buyer”).

(2)	Kin Yat Industrial Co. Ltd., a Hong Kong Company having its place of business at 7/F Galaxy Factory Building, 25-27 Luk Hop Street, San Po Kong, Kowloon, Hong Kong (hereinafter referred to as (“Seller”).

WHEREAS, the Parties executed the Manufacturing Agreement dated 23rd March, 2007 (“Manufacturing Agreement”).

WHEREAS, pursuant to clause 18.3 of the Manufacturing Agreement, the Parties wish to amend the Agreement;

For good and valuable consideration, Effective as of March 23, 2013, the following amendments are hereby agreed:

Clause 15.1 will be replaced in its entirety with the following:

This Agreement shall become effective as of the date of execution and, unless extended by written agreement of the parties or earlier terminated under the provision of this Section 15, it shall expire “on September 23, 2013.”

During this extension period, the Parties agree to work together in good faith on a new Manufacturing Agreement.

If any conflict or inconsistency occurs between this Amendment and the Manufacturing Agreement, the provisions of this Amendment shall prevail. The remainder of the Manufacturing Agreement shall remain in full force and effect, unamended.

Signed by a duly authorised director or officer for and on behalf of iRobot Corporation Print full name: Oscar Zamorano Position: SVP Operations & Supply Chain	Signature:

Signed by a duly authorised director or officer for and on behalf of Kin Yat Industrial Co. Ltd Print full name: Vincent Fung Position: Director of Kin Yat Industrial Co. Ltd	Signature: